Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Long-Term Incentive Plan of ScanSource, Inc. of our reports dated August 26, 2013, with respect to the consolidated financial statements and schedule of ScanSource, Inc. and the effectiveness of internal control over financial reporting of ScanSource, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greenville, South Carolina

December 5, 2013